Exhibit 4(e)

ISSUING AND PAYING AGENCY AGREEMENT

between

BANK OF AMERICA, N.A.,

as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Issuing and Paying Agent

Dated as of May 23, 2006

Senior Bank Notes and Subordinated Bank Notes

Due Seven Days or More From Date of Issue

i

ii

BANK OF AMERICA, N.A.

ISSUING AND PAYING AGENCY AGREEMENT

THIS ISSUING AND PAYING AGENCY AGREEMENT dated as of May 23, 2006 is made between BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States (the “Issuer”), as Issuer, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the “Issuing and Paying Agent”), as Issuing and Paying Agent.

SECTION 1. Statement of Purpose. Subject to the limitations described herein, the Issuer proposes to issue up to U.S. $50,000,000,000 in aggregate principal amount of bank notes (the “Notes”) outstanding at any one time as provided in a Distribution Agreement of even date herewith between the Issuer and the agents named therein (the “Distribution Agreement”) and as described in an Offering Circular of even date herewith (the “Offering Circular”). The Notes will be issued in the denominations specified in the applicable Pricing Supplement (as defined below) issued in connection with each series and tranche of Notes. Unless otherwise determined by the Issuer and specified in the applicable Pricing Supplement, beneficial interests in each tranche of Notes will be represented by a Global Note (as defined below) and may be exchangeable for a Certificated Note (as defined below) only under limited circumstances.

SECTION 2. Definitions. Except as otherwise expressly provided herein or in the applicable Note or unless the context otherwise requires: (1) the words and phrases with initial capitals used herein have the meanings specified in this Section, Section 1 or the preamble; and (2) the words “herein,” “hereof” and “hereunder” and other words of similar impact refer to this Issuing and Paying Agency Agreement as a whole and not to any particular section or other subdivision. Capitalized terms used herein, but not otherwise defined herein, shall have the same meanings specified in the applicable Note.

Additional Responsibilities - Has the meaning given such term in Section 28.

Administrative Procedures - The Administrative Procedures applicable to the Notes, as set forth in Exhibit B, as amended and supplemented from time to time.

Agent or Agents - Any of the Issuing and Paying Agent, any paying agent, any Transfer Agent, any Calculation Agent, or the Registrar, as the context indicates.

Agreement - This Issuing and Paying Agency Agreement, including the exhibits hereto, as amended or supplemented from time to time.

Amortizing Note - Any Note in which payments are based on an amortization table.

Authorized Denomination - Has the meaning given such term in Section 4(a)(v).

Authorized Representative - With respect to the Issuer, any duly authorized representative of the Issuer as set forth in Exhibit G, and any other representative of the Issuer which the Issuer may certify in writing to the Issuing and Paying Agent.

Business Day - Unless otherwise specified in a Pricing Supplement relating to a particular Note, with respect to any Note, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City or Charlotte, North Carolina or any other place of payment with respect to the applicable Note are authorized or obligated by law to close. “Business Day” also means, with respect to Notes where the base rate is LIBOR (as defined in the Note), a London Banking Day.

Calculation Agent - With respect to the Notes, such Person appointed by the Issuer to calculate the interest rates, amounts of payments due, and other fixed amounts payable, and performing any other duties specified in the applicable Pricing Supplement as being duties required to be performed by the Calculation Agent, as further described in Section 3(e).

Certificate of Authentication - Has the meaning given such term in Section 4(a)(vi).

Certificated Notes - Any Notes issued in fully registered, certificated form.

Depository - With respect to Notes issued in the form of one or more Global Notes, the Person designated as depository by the Issuer, which Depository at all times shall be a trust company validly existing and in good standing (at the time of its appointment) under the laws of the United States or any state thereof and shall be a clearing agency duly registered under the Securities Exchange Act.

Distribution Agreement - The Distribution Agreement, dated as of May 23, 2006, among the Issuer, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated, as amended and supplemented from time to time.

DTC - The Depository Trust Company or its successors and assigns.

Event of Default - Has the meaning given such term in Section 14.

Extension Period(s) – The period or periods by which the Issuer may extend the Stated Maturity of Notes which provide for such extension.

FDIC – Federal Deposit Insurance Corporation.

Final Maturity Date - The latest date designated on the face of a Note which provides for the maturity thereof.

Fixed Rate Notes - Any Notes bearing interest at one or more designated rates of interest payable in arrears and substantially in the form of Exhibit C-1, if such Note is a Senior Note, or Exhibit C-2, if such Note is a Subordinated Note.

Floating Rate Notes - Any Notes that bear interest at a rate that is determined by reference to an interest rate basis or by one or more interest rate formulas, as specified by the Issuer in the applicable Pricing Supplement and on the related Floating Rate Note, and substantially in the form of Exhibit D-1, if such Note is a Senior Note, or Exhibit D-2, if such Note is a Subordinated Note.

Global Note - A Note, in the form provided by Section 4(a), issued to the Depository or its nominee, and registered in the Register in the name of the Depository or its nominee.

Holder - The Person in whose name a Note is registered in the Register.

Indexed Notes - Any Notes for which the amount of principal, premium, if any, interest, or other amounts payable is determined, either directly or indirectly, by reference to the price or performance of one or more (a) securities, (b) debt obligations or basket of debt obligations; (c) currencies or composite currencies, (d) commodities, (e) interest rates, (f) stock indices, or (g) other indices or formulae, as specified by the Issuer on the related Indexed Note and substantially in the form of Exhibit E. Subject to compliance with all applicable legal, regulatory and clearing system settlement requirements, the Issuer may issue Indexed Notes which may be settled by delivery of non-cash payments such as securities, loans or other instruments.

Initial Redemption Date - With respect to a Note that is subject to an Optional Redemption, the date specified as the Initial Redemption Date on such Note and after which, but prior to the Stated Maturity, an Optional Redemption of such Note may occur as specified in such Note.

Interest Payment Date - A date for payment of interest on a Note, as provided in the Note.

Issuer – Has the meaning given such term in the preamble.

Issuing and Paying Agent – Has the meaning given such term in the preamble.

Letters of Representations - The letters from the Issuing and Paying Agent and Issuer, as appropriate, to be furnished to DTC in accordance with Section 3(a), substantially in the forms set forth in Exhibit A.

London Banking Day - Any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Note or Notes - Any of the Issuer’s Senior Notes or Subordinated Notes, each with maturities of seven days or more from their respective dates of issue, which may be issued, authenticated and delivered under this Agreement.

OCC - Office of the Comptroller of the Currency.

Offering Circular - The Offering Circular of the Issuer relating to the Notes dated May 23, 2006, as the same may be amended or supplemented from time to time.

Officer’s Certificate - A certificate of the Issuer signed by an Authorized Representative and delivered to the Issuing and Paying Agent.

Optional Redemption - A redemption of a Note on or after the date designated on such Note as the Initial Redemption Date at the option of the Issuer as set forth in such Note at a Redemption Price as set forth in such Note.

Original Issue Date - As to any Note, the date on which the Note was issued and the purchase price was paid by the related Holder; except that with respect to a Reopened Note, the Original Issue Date for all portions of that Note shall be the date on which the first portion of that Note was issued and the purchase price was paid by the related Holder.

Original Issue Discount Note - Any Note issued at an issue price representing more than a de minimis discount from the principal amount payable at its Stated Maturity for United States federal income tax purposes.

Outstanding - For purposes of the provisions of this Agreement and the Notes, any Note authenticated and delivered pursuant to this Agreement, as of any date of determination, shall be deemed to be “Outstanding,” except: (i) Notes that have been canceled or delivered to the Issuing and Paying Agent for cancellation; (ii) Notes that have become due and payable on their Principal Payment Date and with respect to which monies sufficient to pay the principal or Redemption Price, as the case may be, and interest thereon shall have been made available to the Issuing and Paying Agent; or (iii) Notes in lieu of or in substitution for which other Notes shall have been authenticated and delivered pursuant to this Agreement.

Payment Date - A date for payment of principal of and interest on an Amortizing Note as provided in the Note.

Person - Any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency, instrumentality or political subdivision.

Predecessor Notes - With respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 17 or the terms of a Note in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note, and any Note issued upon registration of transfer of or in exchange for any other Note shall be deemed to evidence all or a portion of the same debt evidenced by such other Note.

Prepayment Option Price – With respect to any Note subject to prepayment at the option of the Holder, the amount payable to the Holder upon prepayment of the Note together with any accrued interest to the date of prepayment, as specified in the applicable Note.

Pricing Supplement - A supplement to the Offering Circular for a particular Note or Notes containing the particular terms and conditions of that series of Notes.

Principal Office - Subject to the right of each to change its office, by advance written notice to the Issuer, such term means, (1) for the Issuing and Paying Agent, its principal corporate trust office at 60 Wall Street, 27th Floor, Mail Stop, NYC 60-2710, New York, New York 10005, Attention: Corporate Trust and Agency Group; and (2) for any successor or additional Agents, their offices specified in writing to the Issuer and the Issuing and Paying Agent.

Principal Payment Date - The date provided on the face of the Note on which the principal, or Redemption Price of the Note, as the case may be, becomes due and payable.

Redemption Price - With respect to any Note subject to an Optional Redemption, the amount specified in such Note as payable, when such Note is redeemed on or after the Initial Redemption Date.

Register - The register for the registration and transfer of the Notes maintained pursuant to Section 15.

Registrar – Deutsche Bank Trust Company Americas, or any successor or successors as Registrar, appointed by the Issuer, who shall perform the duties as Registrar under this Agreement.

Regular Record Date – Unless otherwise specified in the Note, the date on which a Holder must hold a Note in order to receive an interest payment on the next Interest Payment Date or Payment Date, as applicable. Unless otherwise specified in the Note, the Regular Record Date for any Interest Payment Date or Payment Date is the date that is 15 calendar days (whether or not a Business Day) prior to that Interest Payment Date or Payment Date, as the case may be.

Renewable Note - A Note the maturity of which may be renewed at the option of the Holder in accordance with the terms of the Note.

Reopened Note - A Note issued after the Original Issue Date of a series of Notes with the same terms as the original Note and which makes up a single series of Notes with the previously issued Note and increases the total principal amount of that series of Notes.

Securities Exchange Act - The Securities Exchange Act of 1934, as amended.

Selling Agent - Any party, other than the Issuer, to the Distribution Agreement, including any party added to such agreement after its initial date of execution. The initial Selling Agents are: Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated.

Senior Note – A Note evidencing the senior obligations of the Issuer, which shall be substantially in the form of Exhibit C-1 (if such Note is a Fixed Rate Note) or Exhibit D-1 (if such Note is a Floating Rate Note).

Stated Maturity - The date specified as the fixed date on which the principal of any Note, or any installment of principal and interest of an Amortizing Note, is due and payable.

Subordinated Note – A Note evidencing the subordinated obligations of the Issuer, which shall be substantially in the form of Exhibit C-2 (if such Note is a Fixed Rate Note) or Exhibit D-2 (if such Note is a Floating Rate Note).

Transfer Agent - Any Person or Persons appointed by the Issuer to exchange or transfer Notes issued by the Issuer.

SECTION 3. Appointment of Agents.

(a) Issuing and Paying Agent. The Issuer hereby confirms its appointment of Deutsche Bank Trust Company Americas, as Issuing and Paying Agent of the Issuer in respect to the Notes upon the terms and subject to the conditions herein set forth, and Deutsche Bank Trust Company Americas hereby confirms its acceptance of such appointment, upon and subject to the terms and conditions set forth below, for the purposes of:

(i) completing, authenticating and delivering Global Notes and (if required) authenticating and delivering Certificated Notes;

(ii) paying sums due on Global Notes and Certificated Notes;

(iii) unless otherwise specified in the applicable Pricing Supplement, determining the interest or other amounts payable in respect of the Notes in accordance with the terms and conditions of the Notes;

(iv) arranging on behalf of the Issuer for notices to be communicated to the Holders; and

(v) performing all other obligations and duties imposed upon it by the terms and conditions of the Notes, this Agreement or as may be agreed between the Issuer and the Issuing and Paying Agent in connection with a particular series or tranche of Notes.

The Issuer further appoints and authorizes Deutsche Bank Trust Company Americas as Issuing and Paying Agent to act as its Issuing and Paying Agent in executing the Letters of Representations to be delivered to the Depository, in substantially the forms set forth in Exhibit A.

The Issuing and Paying Agent shall at all times be a bank or trust company organized under the laws of the United States or any jurisdiction in the United States and authorized and empowered under such laws to fulfill and perform all the duties and obligations of the Issuing and Paying Agent hereunder.

The Issuing and Paying Agent represents that it is a bank or trust company meeting the foregoing requirements and that it promptly shall notify the Issuer of any occurrence or event that renders it unable to continue to make the representations in this Agreement.

(b) Selling Agents. The Issuer has appointed Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated, as Selling Agents for the Notes by and under the terms of the Distribution Agreement, under which the Issuer may, from time to time, appoint other Selling Agents.

(c) Registrar. The Issuer hereby appoints Deutsche Bank Trust Company Americas as Registrar of the Issuer in respect of the Notes upon the terms and conditions set forth herein, and Deutsche Bank Trust Company Americas hereby accepts such appointment. The Registrar will keep the Register and otherwise act as Registrar in accordance with the terms of this Agreement.

The Registrar will keep a record of all Notes, at its Principal Office or at such other location as it may choose and as to which it will give advance notice to the Issuer. The Registrar will include in such record a notation as to whether such Notes have been paid or cancelled or, in the case of mutilated, destroyed, stolen or lost Notes, whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar will keep a record of the Notes so replaced and the Notes issued in replacement thereof.

(d) Transfer Agents. The Issuer (at its sole cost and expense) may appoint from time to time one or more Transfer Agents for one or more of the Notes. The Issuer shall solicit written acceptance of the appointment from any entity so appointed as Transfer Agent. Such written acceptance shall be in a form satisfactory to the Issuing and Paying Agent and shall state that by the Transfer Agent’s acceptance of such appointment, it agrees to act as a Transfer Agent pursuant to the terms and conditions of this Agreement. The Issuer hereby confirms its appointment of Deutsche Bank Trust Company Americas as the initial Transfer Agent for the Notes, and Deutsche Bank Trust Company Americas hereby confirms its acceptance of such appointment.

(e)	Calculation Agents.

1.	Appointment of Calculation Agent: The Issuer (at its sole cost and expense) may appoint from time to time one or more Calculation Agents for one or more of the Notes. The Issuer shall solicit written acceptance of the appointment from any entity so appointed as Calculation Agent. Such written acceptance shall be in a form satisfactory to the Issuing and Paying Agent and shall state that by the Calculation Agent’s acceptance of such appointment, it agrees to act as a Calculation Agent pursuant to the terms and conditions of this Agreement.

(a)	Floating Rate Notes: Except as otherwise specified in a Pricing Supplement relating to a particular Note, the Issuer hereby appoints Deutsche Bank Trust Company Americas as the initial Calculation Agent for the Floating Rate Notes, and Deutsche Bank Trust Company Americas hereby accepts such appointment.

(b)	Indexed Notes: Before issuing an Indexed Note, the Issuer shall appoint a Calculation Agent for the purpose of calculating the principal payable at maturity, the rate of interest or other amounts payable on the Indexed Notes, all in accordance with the terms of the Indexed Notes. With respect to Indexed Notes, at such times as shall be specified in the Indexed Note and the related Pricing Supplement, the Calculation Agent shall determine the index (if required), principal, premium, if any, rate of interest, interest payable or other amounts payable. Upon the request of the Holder of any Indexed Note, the Calculation Agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable or other amounts payable in connection with such Indexed Note.

2.

Duties and Responsibilities: The duties and responsibilities of the Calculation Agent shall be as specified herein, in the Administrative Procedures attached as Exhibit B, in the applicable Note and in a calculation agency agreement between the Issuer and the Calculation Agent. As promptly as practicable after each Interest Determination Date for a Floating Rate Note or an Indexed Note, the Calculation Agent will notify the Issuer of the interest rate, if any, which will become effective on the next Interest Reset Date (as such terms are defined in the applicable Floating Rate Note or Indexed Note). Upon the request of the Holder of a Floating Rate Note or an Indexed Note, the Calculation Agent will provide to the Holder the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note or such Indexed Note.

SECTION 4. The Notes.

(a) Note Form. Except as otherwise provided in Section 4(d) and except with respect to a Reopened Note, and subject to any maximum principal amount of a Global Note required by the Depository, each Note issued by the Issuer with the same Original Issue Date and otherwise having identical terms shall be represented by a single master Global Note certificate. Fixed Rate Notes will be substantially in the form of Exhibit C-1 or Exhibit C-2; Floating Rate Notes will be substantially in the form of Exhibit D-1 or Exhibit D-2; and Indexed Notes will be substantially in the form of Exhibit E. The Notes may contain such insertions, omissions, substitutions and other variations as the Issuer determines to be required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legend or legends or endorsements placed thereon as any officer of the Issuer executing such Notes may determine to be necessary or appropriate, as evidenced by such officer’s execution of such Notes by manual or facsimile signature, including, without limitation, any legends or endorsements that may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange on which the Notes may be listed or to conform to general usage.

(i) Global Note Legend. Any Global Note issued hereunder, in addition to the provisions contained in Exhibits C-1, C-2, D-1, D-2 or E, as the case may be, shall bear a legend in substantially the following form:

“This Note is a Global Note within the meaning of the Issuing and Paying Agency Agreement hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. This Note is not exchangeable for Notes registered in the name of a person other than the Depository or its nominee except in the limited circumstances described in the Issuing and Paying Agency Agreement, and no transfer of this Note (other than a transfer as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described in the Issuing and Paying Agency Agreement.”

(ii) Depository Legend. Furthermore, each Global Note issued hereunder to DTC or its nominee shall bear a legend in substantially the following form:

“Unless this Note is presented by an authorized representative of The Depository Trust Company to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of CEDE & CO. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, CEDE & CO., has an interest herein.”

(iii) Subordinated Note Legends. Each Global Note representing a Subordinated Note issued hereunder shall contain on its face the legends substantially in the form of Exhibit C-2 or Exhibit D-2, as applicable.

(iv) Original Issue Discount Notes. Each Original Issue Discount Note shall contain on its face a legend substantially in the form of Exhibit F.

(v) Denominations. Unless otherwise indicated in the applicable Notes and the applicable Pricing Supplement, except as provided in Section 4(d) or if the Issuer elects to issue Notes in certificated form, the Notes shall be issuable only in book-entry form, without coupons. Unless otherwise indicated in the applicable Notes and the applicable Pricing Supplement, the Notes will be issued in minimum denominations of $250,000 and integral multiples of $1,000 in excess of $250,000 (the “Authorized Denominations”).

(vi) Certificate of Authentication. Only Notes that bear thereon a certificate of authentication substantially in a form set forth below (a “Certificate of Authentication”), executed by the Issuing and Paying Agent by two manual signatures, and dated the date of authentication, will be valid:

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Issuing and Paying Agency Agreement.

Dated:	DEUTSCHE BANK TRUST COMPANY AMERICAS
as Issuing and Paying Agent

	By	Deutsche Bank National Trust Company

By:
Authorized Signatory

By:
Authorized Signatory

(vii) Signature. Each Note will be signed manually or by facsimile by an Authorized Representative. The Notes will have a Stated Maturity of not less than seven days from date of issue and will be issued in the respective order of the serial numbers imprinted thereon. The Issuing and Paying Agent shall maintain in safe custody all blank Notes that the Issuer delivers to it and that it holds hereunder, and in accordance with its customary practices and procedures. The Issuing and Paying Agent shall complete and issue such Notes only in accordance with the terms of this Agreement.

(viii) Certificated Notes. The Issuer from time to time and upon request will furnish the Issuing and Paying Agent with an adequate supply of Certificated Notes (senior and subordinated), without coupons, serially numbered, which will have the applicable terms which may be specified with respect to such Notes in accordance with the Administrative Procedures left blank.

(b) Issuance of Global Notes

(i) Following receipt of a notification from the Issuer in respect of an issue of Notes, the Issuing and Paying Agent will take the steps required of the Issuing and Paying Agent in the Administrative Procedures to issue the Global Note. For this purpose, the Issuing and Paying Agent is authorized on behalf of the Issuer:

(A) to prepare a Global Note in accordance with such notification by attaching a copy of the applicable Pricing Supplement to the relevant master Global Note;

(B) to authenticate (or cause to be authenticated) such Global Note;

(C) to deliver such Global Note to the specified Depository (or such Global Note may be held by the Issuing and Paying Agent as custodian for such Depository) in accordance with the notification against receipt from the Depository of confirmation that such Depository is holding the Global Note in safe custody for the account of the participants and to credit the Notes against appropriate accounts; and

(D) to ensure that the Notes of each series are assigned a CUSIP number, which will be provided to the Issuing and Paying Agent by the Issuer.

(ii) Notwithstanding the foregoing, any Global Note issued by the Issuer shall be exchangeable for Certificated Notes registered in the name of Persons other than the Depository for such Note or its nominee only if (i) such Depository notifies the Issuing and Paying Agent that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a clearing agency registered under the Securities Exchange Act and in either such case a successor Depository is not appointed by the Issuer within 90 calendar days, or (ii) the Issuer, in its sole discretion, executes and delivers to the

Issuing and Paying Agent a written notification that such Global Note shall be so exchangeable or (iii) an Event of Default occurs and is continuing with respect to such Global Note. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Certificated Notes registered in such names as such Depository shall direct. Notwithstanding any other provision in this Agreement, a Global Note may not be transferred except as a whole by the Depository with respect to such Global Note to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

(c) Aggregate Principal Amount Outstanding. As of the date hereof, the Issuer has authorized the offer and issuance from time to time of Notes with maturities of seven days or more up to a maximum principal amount at any one time outstanding of $50,000,000,000. In order to comply with the registration and prospectus regulations of the OCC, not more than $50,000,000,000 aggregate principal amount of Notes with maturities of more than 270 days may be issued under this Agreement. However, Notes with maturities of 270 days or less are exempt from the registration and prospectus regulations of the OCC. Accordingly, the Issuer is selling the Notes subject to the following limitations: (a) under the program, the Issuer may not issue more than $50,000,000,000 aggregate principal amount of Notes with maturities of more than 270 days from their respective issue dates; and (b) not more than $50,000,000,000 aggregate principal amount of all Notes may be issued and outstanding at any one time. Notwithstanding the foregoing, if the Issuer authorizes the offer and issuance of additional Notes and, to the extent necessary, registers such Notes with the OCC, such additional Notes may be sold to or through the Agents pursuant to the terms of this Agreement and the Distribution Agreement, all as though the offer and issuance of such notes were authorized as of the date hereof.

(d) Certificated Notes. If at any time the Depository notifies the Issuer or the Issuing and Paying Agent that it is unwilling or unable to continue to act as Depository for any of the Global Notes, or if at any time such Depository ceases to be a clearing agency registered under the Securities Exchange Act and in either such case a successor Depository is not appointed by the Issuer within 90 calendar days, the Issuer will execute and the Issuing and Paying Agent, upon the receipt of procedures for certificated securities in form and substance satisfactory to the Issuer and the Issuing and Paying Agent and upon receipt of instructions in writing from the Issuer, will authenticate and deliver to the Holder or the Holder’s designee Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the Global Notes then outstanding in exchange for such Global Notes.

(e) Ranking. The Senior Notes will be unsecured and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness, except obligations, including deposits, that are subject to any priorities or preferences by law. In the event of the Issuer’s insolvency, the holders of the Senior Notes could receive a significantly lesser proportion of the claims evidenced by their Notes than holders of the Issuer’s deposit obligations. The Subordinated Notes are subordinated and rank junior in right of payment to the extent described in Section 12. The Subordinated Notes are unsecured and are ineligible as collateral for a loan by the Issuer.

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SECTION 5. Authorized Representatives. The Issuer hereby certifies that each person named in Exhibit G hereto and designated as affiliated with the Issuer is a duly Authorized Representative of the Issuer and that the signature set forth opposite such representative’s name is his or her true and genuine signature. The Issuing and Paying Agent shall be entitled to rely on the information set forth in Exhibit G for purposes of determining an Authorized Representative until such time as the Issuing and Paying Agent receives a subsequent Officer’s Certificate from the Issuer deleting or amending any of the information set forth therein. The Issuing and Paying Agent shall not have any responsibility to the Issuer to determine whether any signature on a Note purporting to be that of an Authorized Representative named in Exhibit G with respect to the Issuer is genuine, so long as such signature resembles the specimen signature set forth in Exhibit G or in a subsequent certificate delivered to the Issuing and Paying Agent by the Issuer. Any Note bearing the signature of a person who is an Authorized Representative named in Exhibit G with respect to the Issuer on the date he or she signs such Note shall be a binding obligation of the Issuer upon the completion and authentication thereof by the Issuing and Paying Agent, notwithstanding that such person shall have ceased to be an Authorized Representative on the date such Note is completed, authenticated or delivered by the Issuing and Paying Agent.

SECTION 6. Completion, Authentication and Delivery of Notes.

(a) Upon the issuance of Notes hereunder, the Issuer shall deliver instructions as to the completion of the Notes (as described below) to a duly authorized representative of the Issuing and Paying Agent named in Exhibit H hereto, or to any additional authorized representative which may be named by the Issuing and Paying Agent (of which the Issuer shall be notified in writing). Such instructions shall be delivered from time to time through the use of a facsimile transmission (confirmed by guaranteed delivery of overnight courier) from any Authorized Representative. Such instructions shall include the following (each term as used or defined in the related form of Note attached to such instructions):

1.	Issue Price, Principal Amount of the Note, CUSIP Number and, whether such Note is a Senior Note or a Subordinated Note.

2.	(a) Fixed Rate Notes:

(i)	Interest Rate,

(ii)	Interest Payment Dates, and

(iii)	Regular Record Dates.

(b) Floating Rate Notes:

(i)	Base Rate or Rates,

(ii)	Initial Interest Rate,

(iii)	Spread and/or Spread Multiplier, if any,

(iv)	Interest Reset Date or Dates,

(v)	Interest Reset Period,

(vi)	Interest Payment Dates,

(vii)	Regular Record Dates,

(viii)	Index Maturity,

(ix)	Maximum and Minimum Interest Rates, if any, and

(x)	Calculation Agent, if other than the Issuing and Paying Agent.

(c) Indexed Notes:

(i)	Base Rates,

(ii)	Initial Interest Rate(s),

(iii)	Underlying index, credit or formula,

(iv)	Interest (or Other Amounts Payable) Reset Date(s),

(v)	Interest (or Other Amounts Payable) Reset Period(s),

(vi)	Interest (or Other Amounts Payable) Payment Date(s),

(vii)	Regular Record Dates,

(viii)	Maximum and Minimum Interest Rates, if any,

(ix)	Any terms relating to the exchange of such Notes, and

(x)	Calculation Agent.

3.	Price to public, if any, of the Note (or whether the Note is being offered at varying prices relating to prevailing market prices at time of resale as determined by the applicable Selling Agent).

4.	Trade date.

5.	Settlement date.

6.	Original Issue Date.

7.	Stated Maturity.

8.	If applicable, an Amortization Table specifying the rate at which an Amortizing or Indexed Note, as applicable, is to be amortized, and with respect to an Indexed Note, specifying the applicable reference rate, if any, or lock-out date, if any.

9.	Redemption provisions, if any, including Initial Redemption Date, initial redemption percentage, annual redemption reduction percentage, whether partial redemption is permitted and the method of determining Notes to be redeemed.

10.	Prepayment option date(s) and Prepayment Option Price(s), if any.

11.	Extension provisions, if any, including length of Extension Period(s), number of Extension Periods and Final Maturity Date.

12.	Renewal terms, if any, of a Renewable Note.

13.	Net proceeds to the Issuer.

14.	The Selling Agent’s commission or underwriting discount and the Selling Agent’s participant account at the Depository for settlement.

15.	Whether such Notes are being sold to the Selling Agent as principal or to an investor or other purchaser through the Selling Agent acting as agent for the Issuer, or by the Issuer itself.

16.	Whether such Note is being issued as an Original Issue Discount Note and the terms thereof.

17.	Such other information specified with respect to the Notes (whether by addendum, text to be included under “Other Provisions” on the face of such Note, or otherwise).

(b) Upon receipt of the information set forth in subsection (a) above, the Issuing and Paying Agent will confirm by facsimile to the Issuer the principal amount of the Notes of the Issuer issued hereunder as of such date after giving effect to such transaction and to all other transactions with respect to which the Issuer has given instructions hereunder to the Issuing and Paying Agent, but which have not yet been settled.

For purposes of calculating the aggregate principal amount of Notes issued and/or outstanding at any time hereunder:

(i)	the principal amount of Original Issue Discount Notes and any other Notes issued at a discount or premium shall be deemed to be the net proceeds received by the Issuer for the relevant issue; and

(iii)	the outstanding amount of Indexed Notes shall be calculated by reference to the original nominal amount of such Notes.

The Issuing and Paying Agent shall promptly notify the Issuer of each determination made as aforesaid.

(c) Upon receipt of such instructions, if such Notes are to be issued as one or more Global Notes, the Issuing and Paying Agent shall communicate to the Depository and the Selling Agents through DTC’s Participant Terminal System, a pending deposit message specifying the settlement information required in the Administrative Procedures.

(d) Instructions regarding the completion of a Note must be received by the Issuing and Paying Agent not later than the time and date specified in the Administrative Procedures.

SECTION 7. Procedure Upon Sale of the Notes. The Issuing and Paying Agent will, upon reasonable written request, promptly deliver copies of such Global Notes (with any additional terms provided by the Issuer included thereon) to the appropriate Selling Agents in accordance with Section 6(a).

SECTION 8. Payment of Interest; Actions on Days Other than Business Days; Payment of Other Amounts.

(a) Subject to the receipt of funds as provided in Section 13, interest payments will be made on the Notes on each Interest Payment Date and on the Stated Maturity (or the date of Optional Redemption, if any) pursuant to the terms stated on the Note and will include interest accrued from the most recent Interest Payment Date to which interest has been paid (or if no interest has been paid, from the Original Issue Date) to but excluding the next Interest Payment Date (or the Stated Maturity or the date of Optional Redemption, as applicable). All such interest payments (other than interest due on the Stated Maturity, or on the date of Optional Redemption if a Note is redeemed prior to its Stated Maturity) will be paid to the Holder of such Note at the close of business on the applicable Regular Record Date. Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, if a Note is issued between a Regular Record Date and the next succeeding Interest Payment Date, then the initial interest payment will be made on the second Interest Payment Date following the Original Issue Date, to the Holder on the Regular Record Date immediately succeeding such first Interest Payment Date. In such a case, interest will begin to accrue on the Original Issue Date and not from the previous Interest Payment Date.

Unless otherwise specified in the Note and in an applicable Pricing Supplement, interest on Fixed Rate Notes (including payments for partial periods) having maturities of one year or more will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the Note and in an applicable Pricing Supplement, interest on Fixed Rate Notes (including payments for partial periods) having maturities of less than one year will be paid only at maturity and will be computed and paid on the basis of the actual number of days elapsed divided by 360.

Accrued interest on Floating Rate Notes is calculated by multiplying the principal amount of a Note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

(1) for Floating Rate Notes based on the federal funds rate, LIBOR, the prime rate, or any other floating rate other than the treasury rate, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

(2) for Floating Rate Notes based on the treasury rate, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All interest on Certificated Notes (other than interest payable at Stated Maturity or upon any Optional Redemption) will be paid by check of the Issuing and Paying Agent mailed by such Issuing and Paying Agent to the Holder as such Holder’s address is shown in the Register referred to in Section 15 on the applicable Regular Record Date, or to such other address in the United States as such Holder shall designate to the Issuing and Paying Agent in writing not later than the relevant Regular Record Date; provided, however, that a Holder of $1,000,000 or more in aggregate principal amount of Certificated Notes (all of which have identical terms and tenor) shall be entitled to receive payments of interest (other than interest payable at maturity or upon redemption) by wire transfer of immediately available funds upon written request to the Issuing and Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date or Payment Date, as the case may be. All interest payments on any Global Note

(other than interest due on the Stated Maturity or the Optional Redemption date, if any) will be paid in accordance with the arrangements then in place between the Issuing and Paying Agent, the Depository and its nominee, as holder. The Issuing and Paying Agent will withhold taxes, if any, on interest to the extent that it has been instructed in writing by the Issuer that any taxes should be withheld.

(b) Actions Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement, the Administrative Procedures or the Note falls on any day other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day on which the Issuing and Paying Agent is open for business with the same force and effect as if made on such date.

(c) Payment of Other Amounts. With respect to any Indexed Note which may include the payment of other amounts, the relevant Pricing Supplement shall provide for determination of, and timing and method of payment for, such other amounts.

SECTION 9. Payment of Principal. Upon the Stated Maturity (or date of Optional Redemption, if any) of any Note, or on each Payment Date, in the case of an Amortizing Note, and, as applicable, only upon presentation and surrender of such Note on or after the Stated Maturity (or the date of Optional Redemption, if any), the Issuing and Paying Agent shall pay, subject to the receipt of funds as provided in Section 13, the principal amount of the Note together with accrued interest due on the Stated Maturity (or the date of Optional Redemption, if any), either (i) by separate wire transfer of immediately available funds to such account at a bank in The City of New York (or other bank consented to by the Issuer) as the Holder of such Note shall have designated in writing to the Issuing and Paying Agent at least 15 calendar days prior to such Principal Payment Date and if such Note is a Global Note, to the Depository, or (ii) by check of the Issuing and Paying Agent, payable to the order of the Holder of the Note or its properly designated assignee or custodian. Upon payment in full, the Issuing and Paying Agent will cancel the Note and remit it directly to the Issuer thereof.

SECTION 10. Designation of Accounts to Receive Payment. In the event that Notes are issued in certificated form, a bank account may be designated to the Issuing and Paying Agent to receive payments of interest and principal under Sections 8 and 9 either (i) by an Authorized Representative of the Issuer included in Exhibit G hereto in the authentication instructions given by it to the Issuing and Paying Agent under Section 6(a) hereof in respect of particular Notes, or (ii) in the event that the authentication instructions make no designation, or that the Holder wishes to change a designation previously made, by written notice from the Holder to the Issuing and Paying Agent. Such written notice must be provided to the Issuing and Paying Agent not later than 15 calendar days prior to any Interest Payment Date, Principal Payment Date or Payment Date, as the case may be.

SECTION 11. Information Regarding Amounts Due. The Issuing and Paying Agent shall provide to the Issuer, at least five Business Days before each Interest Payment Date or other Payment Date, a list of interest payments or other payments to be made on the following Interest Payment Date or other Payment Date for each Note and in total. The Issuing and Paying Agent will provide to the Issuer by the fifteenth day of each month a list of the principal, premium, if any, and interest or other amounts to be paid on Notes maturing in the next succeeding month.

SECTION 12. Subordinated Notes. The Issuer shall not modify the terms of subordination of any Subordinated Note, nor amend the original Stated Maturity of any Subordinated Note issued hereunder, without first obtaining the written consent to such modification or amendment from the OCC and any applicable state regulator to the extent required.

The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal, premium (if any), interest or other amounts payable (if any), shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors (including Holders of Senior Notes), including its obligations to the Federal Reserve Bank, the FDIC, and to any rights acquired by the FDIC as a result of loans made by the FDIC to the Issuer or the purchase or guarantee of any of the Issuer’s assets by the FDIC pursuant to the provisions of 12 U.S.C. Sections 1823(c), (d) or (e), whether now outstanding or hereafter incurred. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium (if any), interest, or other amounts payable (if any) on, the Subordinated Notes. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holders of the Subordinated Notes, together with any obligations of the Issuer ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof and any unpaid premium (if any), interest, or other amounts payable (if any) before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Issuer ranking junior to the Subordinated Notes.

Notwithstanding any other provisions of the Subordinated Notes, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Issuer, it is expressly understood and agreed that the OCC or any receiver or conservator of the Issuer appointed by the OCC shall have the right in the performance of its legal duties, and as part of liquidation designed to protect or further the continued existence of the Issuer or the rights of any parties or agencies with an interest in, or claim against, the Issuer or its assets, to transfer or direct the transfer of the obligations of the Subordinated Notes to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on the Subordinated Notes and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due to or related to such transaction, plan, transfer or assumption, pursuant to the provisions of the Subordinated Notes, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest, principal or other amounts previously due, other than by reason of acceleration, and not paid, in the absence of a contrary agreement by the Holder of the Subordinated Notes, shall be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for in the Subordinated Notes.

SECTION 13. Deposit of Funds. The Issuer, prior to 11:00 a.m., New York City time, on each Interest Payment Date or other Payment Date, shall pay to the Issuing and Paying Agent an amount in immediately available funds sufficient to pay all interest or other payments due on the Notes on such Interest Payment Date or other Payment Date and, prior to 11:00 a.m., New York City time, on the Stated Maturity (or any date of Optional Redemption) of any Note, shall pay to the Issuing and Paying Agent an amount in immediately available funds sufficient to pay the principal of any such Note, and interest accrued and/or other amounts due to the Stated Maturity (or the date of Optional Redemption, as the case may be).

SECTION 14. Events of Default.

(a) Events of Default in Relation to Senior Notes. Unless otherwise specified in the applicable Note and Pricing Supplement, the following will constitute the only “Events of Default” with respect to any Senior Notes:

(i) a default in the payment of any interest or other amounts payable upon such Note when due, which continues for 30 calendar days;

(ii) a default in the payment of any principal of or premium, if any, upon such Note when due;

(iii) a default in the performance of any covenant or agreement of the Issuer contained in such Note which, unless otherwise specified therein, continues for 90 calendar days; or

(iv) the appointment of a conservator, receiver, liquidator or similar official for the Issuer or for all or substantially all of its property, or the taking by the Issuer of any action to seek relief under any applicable insolvency or reorganization law.

(b) Events of Default in Relation to Subordinated Notes. Unless otherwise specified in the applicable Pricing Supplement, the following will constitute the only “Events of Default” with respect to any Subordinated Notes:

(i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, conservator, assignee, custodian, trustee, sequestrator, or similar official, of the Issuer or for any substantial part of its property or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(ii) the Issuer shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, liquidation, receivership, reorganization or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official, of the Issuer or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its respective debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

Payment of principal of, the interest accrued on or other amounts then payable on, the Subordinated Notes may not be accelerated in the case of a default in the payment of principal, interest or other amounts then payable or the performance of any other covenant of the Issuer. Payment of the principal on, the interest accrued on or other amounts then payable on, the Subordinated Notes may be accelerated only in the case of the bankruptcy or insolvency of the Issuer. Notwithstanding anything herein to the contrary, to the extent then required under applicable capital regulations of the OCC, no payment may be made on the Subordinated Notes after an acceleration resulting from an Event of Default with respect to the Subordinated Notes without the prior approval of the OCC.

(c) Issuance of Certificated Notes. If an Event of Default with respect to a Global Note occurs, the Issuer promptly shall issue Certificated Notes in exchange for such Global Note and the remedies provided in such Global Note for any such Event of Default will be exercisable only after such exchange has occurred, and only by the Holders of such Certificated Notes. The Holder of each such Certificated Note will itself be solely and entirely responsible for the exercise of any remedies provided therein.

(d) Event of Default with Respect to Certificated Notes. If an Event of Default with respect to a Certificated Note shall occur and be continuing with respect thereto, the Holder thereof may: (i) by written notice to the Issuing and Paying Agent declare the entire outstanding principal amount thereof, together with any unpaid interest, other amounts and premium accrued thereon, to be immediately due and payable; (ii) institute a judicial proceeding of the enforcement of the terms thereof including the collection of all sums due and unpaid thereunder, prosecute such proceeding to judgment or final decree, and enforce the same against the Issuer and collect monies adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer; and (iii) take such other action at law or in equity as may appear necessary or desirable to collect and enforce such Certificated Note; provided, however, that in the event that such Note is an Original Issue Discount Note or an Indexed Note the principal of which is determined by reference to an index, unless otherwise specified in such Note, the amount of principal that becomes due and payable upon such declaration shall be equal to (a) with respect to Original Issue Discount Notes, the amortized face amount as defined therein, and (b) with respect to Indexed Notes the principal of which is determined by reference to an index, that amount specified in the relevant Note and in the Pricing Supplement; and provided further, that the Holder of a Certificated Note may waive any Event of Default that occurs with respect thereto.

SECTION 15. Registration; Transfer.

(a) The Registrar shall maintain a Register in which it shall register the names, addresses and taxpayer identification numbers of the Holders of the Notes and shall register the transfer of Notes.

(b) Upon surrender for registration of transfer of any Note to the Registrar or any Transfer Agent, the Issuer shall execute, and the Issuing and Paying Agent shall complete, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any Authorized Denominations and having identical terms and provisions of such surrendered Note and for a like aggregate principal amount.

(c) At the option of the Holder of a Certificated Note, Certificated Notes may be exchanged for other Certificated Notes of any Authorized Denominations and having identical terms and provisions and for a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar or any Transfer Agent. Whenever any Certificated Notes are so surrendered for exchange, the Issuer shall execute, and the Issuing and Paying Agent shall complete, authenticate and deliver, the Certificated Notes which the Holder of the Certificated Note making the exchange is entitled to receive.

(d) Each new Note issued upon presentment of any Note for registration of transfer or exchange shall be issued as of the date of its authentication. Except as provided herein or in the applicable Pricing Supplement and Note, owners of beneficial interests in a Global Note will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or Holders thereof under this Agreement.

(e) Notwithstanding the foregoing, neither the Registrar or any Transfer Agent shall register the transfer of or exchange (i) any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) any Note during the period beginning at the opening of business 15 days before the mailing of a notice of such redemption and ending at the close of business on the date of such mailing, or (iii) any Global Note in violation of the legend contained on the face of such Global Note.

(f) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

(g) Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed, or be accompanied by a written instrument of transfer with such evidence of due authorization and guaranty of signature as may reasonably be required by the Registrar or any Transfer Agent, as applicable, in form satisfactory to either of them, duly executed by the Holder thereof or his attorney duly authorized in writing.

(h) No service charge shall be made to a Holder of Notes for any transfer or exchange of Notes, but the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SECTION 16. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Issuing and Paying Agent and any agent of the Issuer or the Issuing and Paying Agent may treat the Holder as the owner of such Note for the purpose of receiving payment of principal of, interest and premium, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Issuer, the Issuing and Paying Agent nor any agent of the Issuer or the Issuing and Paying Agent shall be affected by notice to the contrary.

SECTION 17. Mutilated, Lost, Stolen or Destroyed Notes. In case any Note shall become mutilated, destroyed, lost or stolen, and upon the satisfaction by the applicant of the requirements of this Section 17 for a substituted Note, the Issuer shall execute, and upon its written request the Issuing and Paying Agent shall authenticate and deliver, a new Note having identical terms and provisions and having a number not contemporaneously outstanding, in exchange and substitution for the mutilated Note or in lieu of any substitution for the Note destroyed, lost or stolen. In the case of loss, theft or destruction, the applicant for a substituted Note shall furnish to the Issuer and to the Issuing and Paying Agent such security or indemnity as may be required by them to save each of them harmless. Such applicant shall also furnish to the Issuer and to the Issuing and Paying Agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof. In the case of mutilation, the applicant for a substituted Note shall surrender such mutilated Note to the Issuer or to the Issuing and Paying Agent for cancellation thereof. The Issuing and Paying Agent may authenticate any such substituted Note and deliver the same upon the written request or authorization of any Authorized Representative. Upon the issuance of any substituted Note, the Issuer may require the payment of a sum sufficient to cover any connected expense. In case any Note which has matured or is about to mature shall become mutilated or be destroyed, lost or stolen, the Issuer, instead of issuing a substituted Note, may pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note) if the applicant for such payment shall furnish the Issuer and the Issuing and Paying Agent with such security or indemnity as may be required by them to save each of them harmless, and, in the case of destruction, loss or theft, evidence to the satisfaction of the Issuer of the destruction, loss or theft of such Note and of the ownership thereof. All applications under this Section 17 shall be processed by the Issuing and Paying Agent.

SECTION 18. Return of Unclaimed Funds. Any money deposited with the Issuing and Paying Agent and remaining unclaimed for two years after the date upon which the last payment of principal of or interest on any Note to which such deposit relates shall have become due and payable, shall be repaid to the Issuer by the Issuing and Paying Agent on written demand, and the Holder of any Note to which such deposit related and entitled to receive payment thereafter shall look only to the Issuer for the payment thereof, and all liability of the Issuing and Paying Agent with respect to such money thereupon shall cease.

SECTION 19. Amendment or Supplement . The Issuer and the Issuing and Paying Agent may modify, amend or supplement this Agreement without the consent of any Holder. In addition, the Issuer may modify, amend or supplement the terms and conditions of the Notes, without the consent of any Holder thereof:

(i) to evidence succession of another party to the Issuer, and such party’s assumption of the Issuer’s obligations under the Notes, upon the occurrence of a merger or consolidation, or a transfer, sale or lease of assets, as described below;

(ii) to add additional covenants, restrictions or conditions for the protection of the Holder of the Note;

(iii) to cure ambiguities in the Notes, or correct defects or inconsistencies in the provisions of the Notes;

(iv) to reflect the replacement of the Issuing and Paying Agent or the assumption by the Issuer or a substitute Issuing and Paying Agent of some or all of the Issuing and Paying Agent’s responsibilities under this Agreement;

(v) to evidence the replacement or change of address of the Depository;

(vi) in the case of any Notes which are extendible, renewable, amortizing or indexed, or upon prepayment or redemption of the Notes, to reduce the principal amount of the Note to reflect the payment, prepayment or redemption of a portion of the outstanding principal amount of the Note;

(vii) in the case of any Notes which are extendible, renewable, amortizing or indexed, to reflect any change in the maturity date of the Note in accordance with the terms of the Note; or

(viii) to reflect the issuance in exchange for the Note, in accordance with the terms thereof, of one or more Certificated Notes.

However, a Note may not be modified or amended without the express written consent of the registered Holder and, in the case of Subordinated Notes, as applicable, the OCC or other then applicable primary federal regulator, to:

(i) change the Stated Maturity, except in the case of Notes which are extendible, renewable, amortizing, or indexed as provided in the Note;

(ii) extend the time of payment for the premium (if any) or interest on the Note, except in the case of Notes which are extendible, renewable, amortizing or indexed as provided in the Note;

(iii) change the coin or currency in which the principal of, premium (if any), interest or other amounts payable (if any) on the Note is payable;

(iv) reduce the principal amount of the Note or the interest rate thereon, except in the case of Notes which are extendible, renewable, amortizing or indexed or upon prepayment or redemption as provided in the Note;

(v) change the method of payment if a Note is in global form to other than wire transfer in immediately available funds;

(vi) impair the right of the Holder thereof to institute suit for the enforcement of payments of principal of, premium (if any), or interest or other amounts payable (if any) on the Note;

(vii) change any Note’s definition of “Event of Default” or otherwise eliminate or impair any remedy available thereunder upon the occurrence of any Event of Default (as defined in such Note); or

(viii) modify the provisions therein governing the amendment of that Note.

Notes authenticated and delivered after the execution of any agreement modifying, amending or supplementing this Agreement or the Notes may bear a notation in a form approved by the Issuer as to any matter provided for in such modification, amendment or supplement to this Agreement or the Notes. New Notes so modified as to conform, in the opinion of the Issuer, to any provisions contained in any such modification, amendment or supplement may be prepared by the Issuer, authenticated by the Issuing and Paying Agent and delivered in exchange for Outstanding Notes.

The Issuer may not consolidate or merge with or into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the surviving entity in such consolidation or merger, or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Issuer substantially as an entirety, shall be a bank, corporation, limited liability company or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest or other amounts payable (if any) on the Notes, and the performance or observance of every provision of the Notes on the part of the Issuer to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default with respect to the Issuer, and no event which, after notice or the lapse of time or both, would become an Event of Default with respect to the Issuer, shall have happened and be continuing.

If this Agreement is amended or modified pursuant to an agreement by the parties hereto pursuant to this Section 19, the Issuing and Paying Agent may require, and shall be fully protected in relying upon, an opinion of counsel, which opinion may be rendered by counsel to the Issuer, stating that the execution of such amendment or modification is authorized or permitted by this Agreement, and that such amendment or modification constitutes the legal, valid and binding obligation of the Issuer enforceable in accordance with its terms and subject to customary exceptions.

SECTION 20. Resignation or Removal of Agents; Appointment of Successors to Agents.

(a) Resignation or Removal of Agent. Any Agent may at any time resign as such by giving written notice to the Issuer and, except in the case of the resignation of the Issuing and Paying Agent, to the Issuing and Paying Agent of such intention on its part, specifying the date on which its desired resignation shall become effective; provided that such date, unless otherwise agreed by the Issuer, shall not be less than 30 days after the date on which such notice is given.

The Issuer may remove any Agent with respect to Notes issued by the Issuer at any time by filing with such Agent an instrument in writing signed by or on behalf of the Issuer and specifying such removal and the date when it shall become effective.

The resignation or removal of an Agent with respect to Notes issued by the Issuer shall become effective on the date set forth in the notice and shall only be effective with respect to the Issuer and Notes issued by the Issuer, except that any resignation or removal of the Issuing and Paying Agent or the Registrar shall take effect upon the Issuer’s appointment of a successor Issuing and Paying Agent or Registrar, as the case may be, and such Agent’s acceptance of such appointment; provided, that if the Issuer has not appointed a successor Agent within 30 days after any such removal or replacement, the affected Agent (at the expense of the Issuer) may petition any court of competent jurisdiction for the appointment of a successor Agent.

(b) Appointment of Successor to Agent. In case at any time the Issuing and Paying Agent or the Registrar becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a petition for corporate reorganization under any applicable federal, state, or foreign bankruptcy, insolvency or similar law or makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver, custodian or other similar official of all or substantially all of its property, or admits in writing its inability to pay or meet its debts as they mature, or if a receiver, custodian or other similar official of it or of all or substantially all of its property is appointed, or if an order of any court is entered for relief against it under the provisions of any applicable federal, state or foreign bankruptcy, insolvency or similar law, or if any public officer takes charge or control of any such Agent, or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, such Agent promptly shall notify the Issuer and the Issuing and Paying Agent in writing of the occurrence of such event.

Either (i) following receipt of notice of resignation from, (ii) upon the Issuer’s removal of, or (iii) following the Issuer’s receipt of the notice referred to in the first paragraph of this Section 20(b) from, the Issuing and Paying Agent or the Registrar, the Issuer shall appoint a successor to such Agent by an instrument in writing filed with the Issuing and Paying Agent (or its successor). Upon the appointment as aforesaid of a successor Issuing and Paying Agent or Registrar and acceptance by such successor of such appointment, the Issuing and Paying Agent or Registrar hereunder so superseded shall cease to be such Issuing and Paying Agent or Registrar hereunder.

(c) Successor of Agent. Any successor Issuing and Paying Agent or Registrar appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Issuer an instrument accepting such appointment, and thereupon such successor Issuing and Paying Agent or Registrar without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor, with like effect as if originally named as the Issuing and Paying Agent or Registrar hereunder. Such predecessor, upon payment of any amount then payable to it pursuant to Section 24, shall become obligated to transfer, deliver and pay over, and such successor Issuing and Paying Agent or Registrar shall be entitled to receive, all money, securities and other property on deposit with or held by such predecessor as the Issuing and Paying Agent or Registrar hereunder.

(d) Merger, etc. of Agent. Any corporation into which any Agent hereunder may be merged, or converted, or any corporation with which any Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party, or a corporation to which any Agent shall sell or otherwise transfer all or substantially all of the assets and business of such Agent, shall be the successor to such Agent under this Agreement (provided that it shall be qualified as aforesaid) without the execution or filing of any paper or any further act on the part of any of the parties hereto. Each Agent will advise the Issuer promptly in writing after any public announcement of a proposal by such Agent to enter into any such transaction.

(e) Change in Duties of an Agent. The Issuer may vary the appointment of any Agent other than the Issuing and Paying Agent.

(f) Additional Agents. The Issuer may from time to time appoint a paying agent for one or more Notes. In the event that (i) the Issuing and Paying Agent shall be removed or resign and any successor thereto shall not be located in The City of New York or (ii) the Issuing and Paying Agent shall cease to maintain an office in The City of New York at which amounts due on the Notes are payable, then in either such case the Issuer shall appoint a paying agent with an office in The City of New York at which such Notes may be paid.

SECTION 21. Reliance on Instructions. The Issuing and Paying Agent shall incur no liability to the Issuer in acting upon instructions which the Issuing and Paying Agent believed in good faith to have been properly given by an Authorized Representative. In the event a discrepancy exists between the instructions as originally received by the Issuing and Paying Agent and any subsequent written confirmation thereof, such original instructions will be deemed controlling, provided the Issuing and Paying Agent gives notice to the Issuer of such discrepancy promptly upon receipt of such written confirmation.

SECTION 22. Cancellation of Unissued Notes. Promptly upon the written request of the Issuer, the Issuing and Paying Agent shall cancel and return to the Issuer all unissued Notes of the Issuer in its possession.

SECTION 23. Representation and Warranties of the Issuer; Instructions by Certificate.

(a) Each instruction given to the Issuing and Paying Agent in accordance with Section 6 shall constitute a representation and warranty to the Issuing and Paying Agent by the Issuer that the issuance and delivery of the Notes is in accordance with the terms and conditions described in the Offering Circular and the applicable Pricing Supplement, and the Notes have been duly and validly authorized by the Issuer and, when completed, authenticated and delivered pursuant hereto, the Notes will constitute the valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally, to general equity principles or to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute), 12 C.F.R. § 5.47 (or any successor regulation) and similar bank regulatory powers now or hereafter in effect.

(b) Any instruction given by the Issuer to the Issuing and Paying Agent under this Agreement shall be in the form of an Officer’s Certificate or other signed letter or memorandum. Any “signed letter or memorandum” means a document signed by an Authorized Representative and delivered to the Issuing and Paying Agent.

SECTION 24. Fees. For their services under this Agreement, the Agents, including the Issuing and Paying Agent, may be entitled to compensation, as shall be mutually agreed upon in writing between each such Agent and the Issuer from time to time and the Issuer agrees to reimburse the Issuing and Paying Agent for all reasonable out of pocket disbursements and advances made or incurred by the Issuing and Paying Agent incurred without negligence, bad faith or willful misconduct.

SECTION 25. Notices.

(a) All communications by or on behalf of the Issuer relating to the completion, delivery or payment of the Notes are to be directed to the Corporate Trust Agency Group of the Issuing and Paying Agent, 60 Wall Street, 27th Floor, Mail Stop, NYC 60-2710, New York, New York 10005, Attention: Corporate Trust and Agency Group, with a copy to Deutsche Bank National Trust Company, Global Transaction Banking, 25 DeForest Avenue, Mail Stop, 01-0105, Summit, New Jersey 07901, Attention: Trust & Securities Services (or such other department or division as the Issuing and Paying Agent shall specify in writing to the Issuer). The Issuer will send all Notes to be completed and delivered by the Issuing and Paying Agent to such Corporate Trust and Agency Group (or such other department or division as the Issuing and Paying Agent shall specify in writing to the Issuer). The Issuing and Paying Agent will, upon written request, advise the Issuer from time to time of the individuals generally responsible for the administration of this Agreement.

(b) Notices and other communications (except to the extent otherwise expressly provided) shall be in writing and shall be addressed as follows, or to such other address as the party receiving such notice shall have previously specified:

If to the Issuer:

Bank of America, N.A.

Bank of America Corporate Center

100 North Tryon Street

NC1-007-07-06

Charlotte, North Carolina 28255

Telephone: (704) 388-2375

Telecopier: (704) 386-9946

Attention: James T. Houghton

With copies to:

Bank of America Corporation

Bank of America Corporate Center

Legal Department,

NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Telephone: (704) 386-1624

Telecopier: (704) 387-0108

Attention: Ellen A. Perrin, Esq.

and

Helms Mulliss & Wicker, PLLC

201 North Tryon Street

Charlotte, North Carolina 28202

Telephone: (704) 343-2030

Telecopier: (704) 343-2300

Attention: Boyd C. Campbell, Jr.

If to the Issuing and Paying Agent:

Deutsche Bank Trust Company Americas

60 Wall Street

27th Floor

Mail Stop, NYC 60-2710

New York, New York 10005

Telephone: (212) 250-7910

Telecopier: (212) 797-8614

Attention: Corporate Trust and Agency Services

with copies to:

Deutsche Bank National Trust Company

Global Transaction Banking

25 DeForest Avenue

Mail Stop, 01-0105

Summit, New Jersey 07901

Telephone: (908) 608-3191

Telecopier: (732) 578-4635

Attention: Trust & Securities Services

and

Katten Muchin Zavis Rosenman

1025 Thomas Jefferson Street, N.W.

East Lobby Suite 700

Washington, D.C. 20007-5201

Telephone: (202) 625-3628

Telecopier: (202) 298-7570

Attention: Michele D. Ross, Esq.

SECTION 26. Information Furnished by the Issuing and Paying Agent. Upon the request of the Issuer from time to time, the Issuing and Paying Agent promptly shall provide the Issuer with information with respect to Notes issued by it hereunder to the extent such information is reasonably available.

SECTION 27. Liability. The Issuing and Paying Agent (which for purposes of this Section 27 includes its officers and employees) shall not be liable to the Issuer for any act or omission hereunder except in the case of negligence, bad faith or willful misconduct. The duties and obligations of the Issuing and Paying Agent, its officers and employees shall be determined by the express provisions of this Agreement and they shall not be liable except for the negligent performance of such duties and obligations as are specifically set forth herein and no implied covenants shall be read into this Agreement against them. Neither the Issuing and Paying Agent nor its officers shall be required to ascertain whether any issuance or sale of Notes (or any amendment or termination of this Agreement) is in compliance with any other agreement to which the Issuer is a party (whether or not any of the Agents is also a party to such other agreement).

SECTION 28. Additional Responsibilities; Attorneys Fees.

(a) If the Issuer shall ask the Issuing and Paying Agent to perform any duties not specifically set forth in this Agreement as duties of the Issuing and Paying Agent (the “Additional Responsibilities”) and the Issuing and Paying Agent chooses to perform such Additional Responsibilities, the Issuing and Paying Agent shall be held to the same standard of care and shall be entitled to all the protective provisions (including, but not limited to, indemnification) set forth herein.

(b) In the event the Issuer shall default under any of the provisions or obligations of this Agreement, the Notes or any amendment, supplement or modification related hereto, affecting the rights or duties of the Issuing and Paying Agent, and the Issuing and Paying Agent shall employ attorneys or incur other expenses for the enforcement of performance or observance of any such obligation or agreement, the Issuer agrees that, in the absence of negligence, bad faith or willful misconduct on the part of the Issuing and Paying Agent, it will on demand therefore pay to the Issuing and Paying Agent the reasonable fees of such attorneys and such other expenses incurred by the Issuing and Paying Agent.

SECTION 29. Transfer of Notes and Moneys.

(a) The Issuing and Paying Agent shall hold all Certificated Notes delivered to it for payment solely for the benefit of the respective Holders of the Notes which shall have so delivered such Notes until moneys representing the payment for such Notes shall have been delivered to or for the account of or to the order of such Holders.

(b) The Issuing and Paying Agent shall hold all moneys delivered to it pursuant to this Agreement for the payment of Certificated Notes in trust solely for the benefit of the person or entity which shall have so delivered such moneys until such Notes shall have been delivered to or for the account of such person or entity, but such moneys need not be segregated from other funds except to the extent required by law.

(c) The Issuing and Paying Agent shall only make such payments called for under this Agreement from funds transferred to it for payment pursuant to this Agreement which funds are immediately available and on deposit in an appropriate account maintained by the Issuing and Paying Agent in The City of New York.

(d) Under no circumstances shall the Issuing and Paying Agent be obligated to expend any of its own funds in connection with the performance of its duties hereunder.

(e) The Issuing and Paying Agent may become a purchaser, Holder, transferor or otherwise own, hold or transfer any Notes and may commence or join in any action which a Holder is entitled to take without any conflict with its responsibilities pursuant to this Agreement.

(f) The Issuing and Paying Agent shall not be required to invest any moneys delivered to it.

(g) The Issuing and Paying Agent shall have no liability for interest on any moneys received from the Issuer hereunder.

(h) The Issuing and Paying Agent shall not be responsible for the correctness of any recital in the Notes or in any offering materials and makes no representations as to the validity of the Notes and shall incur no responsibility in respect thereto.

(i) The Issuing and Paying Agent shall be protected in acting upon any notice, order, requisition, request, consent, certificate, order, opinion (including an opinion of counsel), affidavit, letter, telegram or other paper or document in good faith deemed by it to be genuine and correct and to have been signed or sent by an Authorized Representative.

(j) Any action taken by the Issuing and Paying Agent pursuant to this Agreement upon the request or authority or consent of any Person who at the time of making such request or giving such authority or consent is the Holder of any Note shall be conclusive and binding upon all future Holders of the same Note and Notes issued in exchange therefor or in place thereof.

(k) In paying Notes hereunder, the Issuing and Paying Agent shall be acting as a conduit and shall not be paying Notes for its own account, and in the absence of written notice from the Issuer to the contrary and in the absence of gross negligence, bad faith or willful misconduct of the Issuing and Paying Agent, the Issuing and Paying Agent shall be entitled to assume that any Global Note presented to it, or deemed presented to it, for payment, is entitled to be so paid.

SECTION 30. Indemnity. The Issuer covenants and agrees to indemnify the Issuing and Paying Agent (including its directors, officers, attorneys, employees and agents) for, and to hold it harmless against, any loss, liability or expense (including reasonable attorneys fees and disbursements) incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with this Agreement or the Administrative Procedures and/or the performance of the Issuing and Paying Agent’s duties hereunder and the Administrative Procedures, including the reasonable costs and expenses of defending it against any claim of liability in the premises. The Issuing and Paying Agent may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any related loss, liability or expense. These indemnification obligations shall survive the termination of this Agreement, including any termination under state or federal banking law or other insolvency law, to the extent enforceable under applicable law, and shall survive the resignation or removal of the Issuing and Paying Agent while remaining applicable to any action taken or omitted by the Issuing and Paying Agent while acting pursuant to this Agreement.

SECTION 31. Limitation of Liability; Reliance on Opinions and Certificates.

(a) THE ISSUING AND PAYING AGENT’S DUTIES ARE MINISTERIAL IN NATURE AND IN NO EVENT SHALL THE ISSUING AND PAYING AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, TO ANY PERSON OR ENTITY FOR ANY (i) LOSS, LIABILITY, DAMAGES OR EXPENSES (OTHER THAN, IN THE CASE OF THE ISSUER ONLY, THOSE WHICH RESULT DIRECTLY FROM THE ISSUING AND PAYING AGENT’S NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT) OR (ii) SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ISSUING AND PAYING AGENT HAS BEEN ADVISED

OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, INCLUDING WITHOUT LIMITATION FOR BREACH OF THIS CONTRACT OR TORT (INCLUDING NEGLIGENCE).

(b) The Issuing and Paying Agent shall be entitled to consult with counsel of its choosing and shall have no liability to the Issuer in respect of an action taken or omitted by the Issuing and Paying Agent in good faith in reliance on an opinion of counsel (including in-house counsel) or an Officer’s Certificate.

(c) Notwithstanding anything to the contrary in this Agreement, the Issuing and Paying Agent shall not be responsible for any misconduct or negligence on the part of any agent, correspondent, attorney or receiver appointed with due care by it hereunder.

SECTION 32. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and the Holders and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

SECTION 33. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements to be entered into and to be performed in such State.

SECTION 34. Headings and Table of Contents. The table of contents and the section and subsection headings herein are for convenience only and shall not affect the construction hereof.

SECTION 35. Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers duly authorized thereunto, as of the day and year first above written.

BANK OF AMERICA, N.A., as Issuer

By:	/s/ KAREN A. GOSNELL
Name:	Karen A. Gosnell
Title:	Senior Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Issuing and Paying Agent

By Deutsche Bank National Trust Company

By:	/S/ YANA KALACHIKOVA
Name:	Yana Kalachikova
Title:	Assistant Vice President

By:	/s/ RODNEY GAUGHAN
Name:	Rodney Gaughan
Title:	Assistant Vice President

EXHIBIT A

Forms of DTC Letters of Representations

A-1

EXHIBIT B

Administrative Procedures

B-1

EXHIBIT C-1

Form of Senior Fixed Rate Note

C-1

EXHIBIT C-2

Form of Subordinated Fixed Rate Note

C-2

EXHIBIT D-1

Form of Senior Floating Rate Note

D-1

EXHIBIT D-2

Form of Subordinated Floating Rate Note

D-2

EXHIBIT E

Form of Indexed Note

E-1

EXHIBIT F

Form of Legend for Original Issue Discount Notes

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE OF THIS NOTE IS $             PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY; THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $             PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY; THE ISSUE DATE IS                              AND THE YIELD TO MATURITY ON THE ISSUE DATE IS             % PER ANNUM, COMPOUNDED [SEMI-ANNUALLY]. [THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ALLOCABLE TO THE SHORT INITIAL ACCRUAL PERIOD IS $             PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY; THE PRINCIPAL AMOUNT AND THE AMOUNT ALLOCABLE TO THE SHORT FINAL ACCRUAL PERIOD IS $             PER $1,000 OF PRINCIPAL AMOUNT DUE AT MATURITY, EACH DETERMINED ON THE BASIS OF A METHOD TAKING INTO ACCOUNT DAILY COMPOUNDING.]*

*	Omit the last sentence in the case of Notes that are issued and mature exactly on regularly scheduled interest payment dates.

F-1

EXHIBIT G

Bank of America, N.A.

Authorized Representatives

G-1

EXHIBIT H

Form of Issuing and Paying Agent’s

Officer’s Certificate Referencing

Authorized Representatives

H-1